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                                                                     Exhibit 8.2


             [Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]



                                     August  27, 1998




United States Surgical Corporation
150 Glover Avenue
Norwalk, Connecticut 06856

Dear Sir or Madam:


                  You have requested our opinion, as counsel to United States Surgical Corporation, a Delaware corporation ("Company"), as to certain United States federal income tax consequences of the proposed merger of T11Acquisition Corporation, a Delaware corporation ("Merger Sub"), and a wholly owned subsidiary of Tyco International Ltd., a Bermuda company ("Parent"), with and into Company, with Company continuing as the surviving corporation.

                  In rendering our opinion, we have reviewed the Agreement and Plan of Merger, dated as of May 25, 1998, among Parent, Merger Sub and Company (the "Merger Agreement") and such other materials as we have deemed necessary or appropriate as a basis for our opinion. Capitalized terms not otherwise defined herein have the meaning specified in the Merger Agreement.

                  In rendering this opinion, we have assumed that the Merger will be consummated in accordance with the Merger Agreement. In addition, as to certain facts material to our opinion, we have relied upon the accuracy of written representa tions made by an authorized officer of each of Parent, Merger Sub, and Company in letters addressed to us and Kramer, Levin, Naftalis & Frankel (the "Tax Representation Letters"), copies of which are attached hereto. Our opinion is conditioned on, among other things, the accuracy and completeness as of the date hereof, of such facts, information, covenants and representations referred to above. We note that while we have not undertaken any independent investigation, nothing has come to our attention during the course of our representation of the Company that is inconsistent with these facts, information, covenants and representations.



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August 27, 1998
Page 2




                  In our examination of documents in connection with this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

                  Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that, assuming that the Merger is consummated in accordance with the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and the statements set forth in the Tax Representation Letters are true and correct as of the Effective Time, then for federal income tax purposes, the Merger will constitute a reorganization within the meaning of
Section 368 of the Code, and the transfer of Company Common Stock by Company stockholders pursuant to the Merger, other than Company stockholders who will be "5% transferee shareholders" within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii), will qualify for an exception under Treasury Regulation
Section 1.367(a)-3, and accordingly, Parent will be treated as a corporation for United States federal income tax purposes. In addition, the statements in the Joint Proxy/Prospectus, which forms part of the Registration Statement, under the caption "The Merger - Certain U.S. Federal Income Tax and Bermuda Tax Consequences - U.S. Federal Income Tax Consequences," insofar as such statements purport to summarize the federal income tax laws of the United States referred to therein and subject to the qualifications referred to therein, fairly summarize such laws in all material respects.

                  This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Merger Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Merger Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. To the extent that any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

                  This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or



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August 27, 1998
Page 3




any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regula tions and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpre tation of the federal income tax laws.

                  This opinion is being delivered to you for the purpose of being included as an exhibit to the Registration Statement, and is intended for the benefit of the Company and may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person without our prior written consent.

                  We hereby consent to the filing of this opinion as an exhibit to the aforementioned Registration Statement and to references to Skadden, Arps, Slate, Meagher & Flom LLP and its opinion in the sections captioned "The Merger -- Certain U.S. Federal Income Tax and Bermuda Tax Consequences- U.S. Federal Income Tax Consequences" and "Legal Matters" in the Registration Statement and Joint Proxy/Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                   Very truly yours,



                                   /s/ Skadden, Arps, Slate, Meagher & Flom LLP
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